Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Second QUARTER 2023 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.72 Per Share for Third Quarter 2023

Base Dividend of $0.41, Supplemental Dividend of $0.21, and Special Dividend of $0.10 Per Share

EVANSTON, Ill., August 3, 2023 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Highlights

•
Total investment income of $30.6 million
•
Net investment income of $16.8 million, or $0.67 per share
•
Adjusted net investment income of $15.6 million, or $0.62 per share(1)
•
Net increase in net assets resulting from operations of $10.9 million, or $0.44 per share
•
Invested $95.8 million in debt and equity securities, including five new portfolio companies
•
Received proceeds from repayments and realizations of $60.6 million
•
Paid total dividends of $0.70 per share: regular quarterly dividend of $0.41 per share, supplemental dividend of $0.19 per share, and special dividend of $0.10 per share on June 28, 2023
•
Net asset value (“NAV”) of $483.3 million, or $19.13 per share, as of June 30, 2023
•
Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2023 of $36.2 million, or $1.43 per share

Management Commentary

“The combination of a larger portfolio of income-producing assets and a widened spread further enhanced the earnings power of our portfolio during the second quarter, and we grew Adjusted NII 44.2% versus last year to $0.62 per share, well in excess of our base dividend. Net originations were $35.2 million, as we continued to build our portfolio, which reached $928.7 million on a fair value basis at quarter end. With a healthy and performing portfolio, the total dividend declaration increased for the third quarter to $0.72 per share, allowing our shareholders to continue to fully participate in our success,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Looking ahead, the volume of deal activity in the lower middle market offers us opportunities to invest selectively in high-quality companies, and we intend to remain focused on our long-term goals of growing NAV over time, preserving capital and generating attractive risk-adjusted returns for our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2023 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2023, as compared to the same period in 2022 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Interest income	$26,167	$19,373	$6,794	35.1%
Payment-in-kind interest income	1,235	367	868	236.5%
Dividend income	304	76	228	300.0%
Fee income	2,237	1,336	901	67.4%
Interest on idle funds	615	1	614	61,400.0%
Total investment income	$30,558	$21,153	$9,405	44.5%

Net investment income	$16,784	$11,008	$5,776	52.5%
Net investment income per share	$0.67	$0.45	$0.22	48.9%

Adjusted net investment income (1)	$15,610	$10,403	$5,207	50.1%
Adjusted net investment income per share (1)	$0.62	$0.43	$0.19	44.2%

Net increase (decrease) in net assets resulting from operations	$10,915	$7,981	$2,934	36.8%
Net increase (decrease) in net assets resulting from operations per share	$0.44	$0.33	$0.11	33.3%

The $9.4 million increase in total investment income for the three months ended June 30, 2023, as compared to the same period in 2022, was primarily attributable to (i) a $7.7 million increase in total interest income (including payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding and an increase in weighted average yield on debt investment balances outstanding, (ii) a $0.9 million increase in fee income resulting from an increase in amendment fees, prepayment fees, and origination fees, and (iii) a $0.2 million increase in dividend income due to increased levels of distributions received from equity investments.

For the three months ended June 30, 2023, total expenses, including the base management fee waivers and income tax provision, were $13.8 million, an increase of $3.7 million, or 35.8% from the $10.1 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended June 30, 2022. The increase was primarily attributable to (i) a $2.6 million net increase in the income incentive fee, (ii) a $0.9 million increase in interest and financing expenses due to an increase in debt outstanding in 2023 and an increase in weighted average interest rate on borrowings, (iii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iv) a $0.3 million increase in professional fees, and (v), a $0.6 million decrease in capital gains incentive fee accrued.

Net investment income increased by $5.8 million, or 52.5%, to $16.8 million during the three months ended June 30, 2023 as compared to the same period in 2022 as a result of the $9.4 million increase in total investment income, partially offset by the $3.7 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.62 per share compared to $0.43 per share in the prior year.

For the three months ended June 30, 2023, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(7.1) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $18.2 million for the same period in 2022.

Portfolio and Investment Activities

As of June 30, 2023, the fair value of our investment portfolio totaled $928.7 million and consisted of 79 active portfolio companies and two portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.7% of the related cost basis as of June 30, 2023. As of June 30, 2023, the debt investments of 46 portfolio companies bore interest at a variable rate, which represented $589.3 million, or 72.9%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed-rate investments. As of June 30, 2023, our average active portfolio company investment at amortized cost was $11.3 million, which excludes investments in the two portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 14.5% as of June 30, 2023. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2023, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Second quarter 2023 investment activity included the following new portfolio company investments:

•
Aldinger Company, a leading provider of calibration services for test and measurement equipment. Fidus invested $7.8 million in first lien debt and $0.7 million in preferred equity.
•
Detechtion Holdings, LLC, a leading provider of real-time asset performance management solutions for energy companies. Fidus invested $17.5 million in first lien debt, $2.0 million in subordinated debt and $0.5 million in common equity.
•
NWS Technologies, LLC, a leading provider of nuclear safety valve testing and repair services. Fidus invested $17.0 million in first lien debt, $1.1 million in common equity, and $0.4 million in preferred equity.
•
Puget Collision, LLC, a multi-unit operator of auto collision repair shops operating in the CARSTAR and Fix Auto franchise systems. Fidus invested $5.1 million in first lien debt.
•
US Fertility Enterprises, LLC, a leading physician practice and laboratory management company providing business support services to top-tier fertility programs across the United States. Fidus invested $12.5 million in subordinated debt.

Liquidity and Capital Resources

As of June 30, 2023, we had $38.0 million in cash and cash equivalents and $70.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended June 30, 2023, we received net proceeds of $4.8 million from the equity at-the-market program. As of June 30, 2023, we had SBA debentures outstanding of $182.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 and $125.0 million outstanding of our 3.50% notes due November 2026. As of June 30, 2023, the weighted average interest rate on total debt outstanding was 4.5%.

Subsequent Events

On July 19, 2023, we issued an additional $8.0 million in SBA debentures, which will pool in September 2023. Until the pooling date, the debentures bear interest at a fixed rate interim interest rate of 6.035%.

On July 21, 2023, we invested $19.0 million in first lien debt, subordinated debt, common equity, and preferred equity in DealerBuilt Acquisition, LLC, a provider of Dealer Management System (DMS) software for auto dealerships.

For the period from July 1, 2023, to August 2, 2023, we sold a total of 50,264 shares of our common stock under the ATM Program for gross proceeds of approximately $1.0 million and net proceeds of approximately $1.0 million, after deducting commissions to the sales agents on shares sold and offering expenses.

Second Quarter 2023 Dividends Declared

On July 31, 2023, our board of directors declared a base dividend of $0.41 per share, a supplemental dividend of $0.21 per share, and a special dividend of $0.10 per share for the third quarter, which are payable on September 27, 2023, to stockholders of record as of September 20, 2023.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2023 taxable income, as well as the tax attributes for 2023 dividends, will be made after the close of the 2023 tax year. The final tax attributes for 2023 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2023 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 4, 2023. To participate in the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the call. International callers should dial (800) 715-9871. Please reference conference ID #4691370.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets; the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates; and the dependence of the Company’s future success on the general economy and its impact on the industries in which the Company invests; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $17,915, respectively)	$—	$—
Affiliate investments (cost: $55,747 and $55,804, respectively)	96,931	101,590
Non-control/non-affiliate investments (cost: $832,589 and $754,974, respectively)	831,791	758,739
Total investments, at fair value (cost: $895,168 and $828,693, respectively)	928,722	860,329
Cash and cash equivalents	37,977	62,350
Interest receivable	12,918	11,826
Proceeds receivable from stock offering	895	—
Prepaid expenses and other assets	1,900	1,455
Total assets	$982,412	$935,960
LIABILITIES
SBA debentures, net of deferred financing costs	$177,115	$148,476
Notes, net of deferred financing costs	246,680	246,128
Borrowings under Credit Facility, net of deferred financing costs	28,768	(1,380)
Secured borrowings	16,552	16,880
Accrued interest and fees payable	5,215	4,747
Base management fee payable, net of base management fee waiver – due to affiliate	3,979	3,769
Income incentive fee payable – due to affiliate	3,834	3,035
Capital gains incentive fee payable – due to affiliate	14,083	22,659
Administration fee payable and other, net – due to affiliate	408	576
Taxes payable	1,145	9,937
Accounts payable and other liabilities	1,285	790
Total liabilities	$499,064	$455,617
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 25,265,808 and 24,727,788 shares
outstanding at June 30, 2023 and December 31, 2022, respectively)	$25	$25
Additional paid-in capital	406,419	395,672
Total distributable earnings	76,904	84,646
Total net assets	483,348	480,343
Total liabilities and net assets	$982,412	$935,960
Net asset value per common share	$19.13	$19.43

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,107	657	2,157	1,541
Non-control/non-affiliate investments	25,060	18,716	49,966	34,913
Total interest income	26,167	19,373	52,123	36,454
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	30
Non-control/non-affiliate investments	1,235	367	1,872	884
Total payment-in-kind interest income	1,235	367	1,872	914
Dividend income
Control investments	—	—	—	—
Affiliate investments	172	69	520	725
Non-control/non-affiliate investments	132	7	168	40
Total dividend income	304	76	688	765
Fee income
Control investments	—	—	—	—
Affiliate investments	50	160	55	297
Non-control/non-affiliate investments	2,187	1,176	3,618	3,237
Total fee income	2,237	1,336	3,673	3,534
Interest on idle funds	615	1	1,258	4
Total investment income	30,558	21,153	59,614	41,671
Expenses:
Interest and financing expenses	5,591	4,639	10,776	9,051
Base management fee	4,051	3,618	7,905	6,961
Incentive fee - income	3,834	1,183	7,481	2,236
Incentive fee (reversal) - capital gains	(1,174)	(605)	(1,021)	(335)
Administrative service expenses	618	510	1,091	932
Professional fees	641	290	1,457	805
Other general and administrative expenses	264	531	504	818
Total expenses before base management fee waiver	13,825	10,166	28,193	20,468
Base management fee waiver	(72)	(76)	(144)	(152)
Total expenses, net of base management fee waiver	13,753	10,090	28,049	20,316
Net investment income before income taxes	16,805	11,063	31,565	21,355
Income tax provision (benefit)	21	55	58	9
Net investment income	16,784	11,008	31,507	21,346
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(11,458)	(204)	(11,458)	(65)
Affiliate investments	99	15,300	99	15,624
Non-control/non-affiliate investments	5,818	3,212	5,876	9,617
Total net realized gain (loss) on investments	(5,541)	18,308	(5,483)	25,176
Income tax (provision) benefit from realized gains on investments	(1,538)	(122)	(1,538)	(121)
Net change in unrealized appreciation (depreciation):
Control investments	11,083	(2,151)	11,083	(2,151)
Affiliate investments	(2,113)	(15,049)	(4,602)	(20,928)
Non-control/non-affiliate investments	(7,760)	(4,013)	(4,563)	(3,453)
Total net change in unrealized appreciation (depreciation) on investments	1,210	(21,213)	1,918	(26,532)
Net gain (loss) on investments	(5,869)	(3,027)	(5,103)	(1,477)
Realized losses on extinguishment of debt	—	—	—	(198)
Net increase (decrease) in net assets resulting from operations	$10,915	$7,981	$26,404	$19,671
Per common share data:
Net investment income per share-basic and diluted	$0.67	$0.45	$1.26	$0.87
Net increase in net assets resulting from operations per share — basic and diluted	$0.44	$0.33	$1.06	$0.80
Dividends declared per share	$0.70	$0.43	$1.36	$0.96
Weighted average number of shares outstanding — basic and diluted	25,028,268	24,437,400	24,916,729	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2023 and 2022.

	($ in thousands)		($ in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$16,784	$11,008	$31,507	$21,346
Capital gains incentive fee expense (reversal)	(1,174)	(605)	(1,021)	(335)
Adjusted net investment income (1)	$15,610	$10,403	$30,486	$21,011

	(Per share)		(Per share)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Net investment income	$0.67	$0.45	$1.26	$0.87
Capital gains incentive fee expense (reversal)	(0.05)	(0.02)	(0.04)	(0.01)
Adjusted net investment income (1)	$0.62	$0.43	$1.22	$0.86

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com